UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2016

Tanger Factory Outlet Centers, Inc.
Tanger Properties Limited Partnership
(Exact Name of Registrant as Specified in Charter)

North Carolina North Carolina (State or Other Jurisdiction of Incorporation)	1-11986 333-03526-01 (Commission File Number)	56-1815473 56-1822494 (IRS Employer Identification No.)

3200 Northline Avenue, Suite 360 Greensboro, NC 27408 (Address of Principal Executive Offices, including Zip Code)
3200 Northline Avenue, Suite 360 Greensboro, NC 27408 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (336) 292-3010

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

Tanger Factory Outlet Centers, Inc. 2016 Outperformance Plan

On February 9, 2016, the Compensation Committee of Tanger Factory Outlet Centers, Inc. (the “Company”) approved the terms of the Tanger Factory Outlet Centers, Inc. 2016 Outperformance Plan (the “2016 OPP"). The 2016 OPP provides for the grant of performance shares under the Incentive Award Plan of Tanger Factory Outlet Centers, Inc and Tanger Properties Limited Partnership (Amended and Restated as of April 4, 2014). Under the 2016 OPP, the Company granted an aggregate of 321,900 performance shares to award recipients, which may convert, subject to the achievement of the goals described below, into a maximum of 321,900 restricted common shares of the Company based on the Company’s absolute share price appreciation and its share price appreciation relative to its peer group, over the three-year measurement period from February 10, 2016 through February 9, 2019.

The 2016 OPP is a long-term incentive compensation plan pursuant to which award recipients may earn up to an aggregate of 321,900 restricted common shares of the Company based on the Company’s share price appreciation (or total shareholder return) over three years beginning on February 10, 2016. The maximum number of shares will be earned under this plan if the Company both (a) achieves 35% or higher share price appreciation, inclusive of all dividends paid, over the three-year measurement period and (b) is in the 70th or greater percentile of its peer group for total shareholder return over the three-year measurement period. The Company expects that the value of the awards, if the Company achieves a 35% share price appreciation and is in the 70th or greater percentile of its peer group for total shareholder return over the three-year measurement period, will equal approximately $12.81 million. The actual maximum value will be determined based on the share price at the end of the performance period. Listed below are the maximum number of performance shares that each of the Company's currently serving named executive officers will be eligible to receive upon achieving both goals discussed above at the conclusion of the performance period:

Name	Maximum Award
Steven B. Tanger President and Chief Executive Officer	135,375
Frank C. Marchisello, Jr. (1) Executive Vice President, Chief Financial Officer	—
Thomas E. McDonough Executive Vice President, Chief Operating Officer	61,125
Chad D. Perry Executive Vice President, General Counsel and Secretary	24,900
Lisa J. Morrison Senior Vice President - Leasing	7,850

(1)	Mr. Marchisello is retiring in May 2016 and therefore did not receive a grant.

Any shares earned on February 9, 2019 are also subject to a time based vesting schedule. 50% of the shares will vest on February 15, 2019 and the remaining 50% will vest on February 15, 2020, contingent upon continued employment with the Company through the vesting dates.

With respect to 50% of the performance shares (or 160,950 shares), 20% of this portion of the award (or 32,190 shares) will be earned if the Company’s aggregate share price appreciation, inclusive of all dividends paid during this period, equals 18% over the three-year measurement period, 60% of this portion of the award (or 96,750 shares) will be earned if the Company’s aggregate share price appreciation, inclusive of all dividends paid during this period equals 26.5%, and 100% of this portion of the award (or 160,950 shares) will be earned if the Company’s aggregate share price appreciation, inclusive of all dividends paid during this period, equals 35% or higher.

With respect to the other 50% of the performance shares (or 160,950), 20% of this portion of the award (or 32,190 shares) will be earned if the Company's share price appreciation inclusive of all dividends paid is in the 40th percentile of its peer group over the three-year measurement period, 60% of this portion of the award (or 96,750 shares) will be earned if the Company's share price appreciation inclusive of all dividends paid is in the 55th percentile of its peer group during this period, and 100% of this portion of the award (or 160,950 shares) will be earned if the Company's share price appreciation inclusive of all dividends paid is in the 70th percentile of its peer group or greater during this period. The peer group will be based on the SNL Equity REIT index.

The performance shares will convert on a pro-rata basis by linear interpolation between share price appreciation thresholds, both for absolute share price appreciation and for relative share price appreciation amongst the Company's peer group. The share price targets will be reduced on a dollar-for-dollar basis with respect to any dividend payments made during the measurement period.

The performance shares, prior to the date they are converted into restricted common shares, will not entitle award recipients to receive any dividends or other distributions. If the performance shares are earned, and thereby converted into restricted common shares, then award recipients will be entitled to receive a payment of all dividends and other distributions that would have been paid had the number of earned common shares been issued at the beginning of the performance period. Thereafter, dividends and other distributions will be paid currently with respect to all restricted common shares that were earned, whether vested or unvested.

All determinations, interpretations and assumptions relating to the vesting and calculation of the performance awards will be made by the Company’s Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2016

TANGER FACTORY OUTLET CENTERS, INC.

By:    /s/ Frank C. Marchisello, Jr.
Frank C. Marchisello, Jr.
Executive Vice President, Chief Financial Officer

TANGER PROPERTIES LIMITED PARTNERSHIP

By:  TANGER GP TRUST, sole general partner

By:  /s/ Frank C. Marchisello, Jr.
Frank C. Marchisello, Jr.
Vice President and Treasurer (Principal Financial Officer)